                                                                    Exhibit 10.1


                              EMPLOYMENT AGREEMENT
                    (Amended and Restated as of July 1, 2003)


      This EMPLOYMENT AGREEMENT (the "AGREEMENT") is effective as of July 1, 2003 by and between MERITAGE CORPORATION, a Maryland corporation (the "COMPANY") and ______________, an individual ("EXECUTIVE").

                                    RECITALS

      WHEREAS, Executive is currently the Co-Chief Executive Officer and Co-Chairman of the Company;

      WHEREAS, the Company desires to continue to obtain the services of Executive, and Executive desires to provide services to the Company, in accordance with the terms, conditions and provisions of this Agreement;

      NOW THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations, covenants and mutual agreements contained herein, the Company and Executive agree as follows:

      1. EMPLOYMENT. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive as Co-Chairman and Co-Chief Executive Officer of the Company, and Executive agrees to diligently perform the duties associated with such positions. Executive will report directly to the Board of Directors. Executive will devote substantially all of his business time, attention and energies to the business of the Company and will comply with the charters, policies and guidelines established by the Company from time to time applicable to its directors and senior management executives.

      2. TERM. Executive will be employed under this Agreement until December 31, 2005, unless Executive's employment is terminated earlier pursuant to
Section 7. The Agreement will renew for an additional period of one year (the "Renewal Term(s)"), unless on or before February 15, 2005 (or February 15 of any Renewal Term), either Executive or the Company notifies the other in writing that it wishes to terminate employment under this Agreement at the end of the term then in effect.

      3. DIRECTOR STATUS. For so long as Executive is Co-Chief Executive Officer, the Company shall use commercially reasonable efforts, subject to applicable law and regulation of the New York Stock Exchange ("NYSE"), to cause Executive to be nominated for election as a director and to be recommended to the stockholders for election as a director. Upon any termination of employment as Co-Chief Executive Officer, Executive will be deemed to have resigned from the Board of Directors, unless (a) the Executive is not terminated for Cause (as defined below) and owns 5% or more of the Company's common stock outstanding, or
(b) within 30 days thereof a majority of the independent directors of the Board (as defined by rules of the NYSE) vote to enable Executive to continue on the Board through the balance of his term.

      4. SALARY. The Company will pay Executive a base salary (the "BASE SALARY") at the annual rate of $850,000 per year commencing July 1, 2003. Such salary will increase to $925,000 commencing January 1, 2005. The Base Salary will increase ten percent on January 1 of each Renewal Term. The Base Salary will be payable in accordance with the payroll practices of the Company in effect from time to time. The Base Salary may be raised, but not lowered, without Executive's consent.

      5. INCENTIVE COMPENSATION.

      A. Bonus. Executive will be entitled to incentive compensation based on the achievement of certain performance targets pursuant to the plan specified in Exhibit A hereto (the "BONUS"). The Bonus will be due and payable in accordance with Exhibit A.

      B. Options. During the term of this Agreement, commencing in 2004, the Company annually shall grant the Executive options to acquire 40,000 shares (or equivalent consideration at the discretion of the Board of Directors). The options will have an exercise price equal to the fair market value on the date of grant as defined under the relevant plan or, if the options are incentive stock options, at the fair market value or 110% of the fair market value, as may be required by law. Subject to the provisions hereof and Executive's Change of Control Agreement, the options will be on the same terms and conditions as other standard option grants.

      6. EXECUTIVE BENEFITS. During the term of this Agreement, Executive will be entitled to reimbursement of reasonable and customary business expenses. The Company will provide to Executive such fringe benefits and other Executive benefits as are regularly provided by the Company to its senior management (e.g., health and long-term disability insurance, paid vacation, etc.); provided, however, that nothing herein shall preclude the Company from amending or terminating any employee or general executive benefit plans or programs. In addition, the Company shall provide the Executive with the benefits set forth on Exhibit B, which benefits may not be terminated or reduced during the term hereof.

      7. TERMINATION.

      A. Voluntary Resignation by Executive or Termination Without Cause.

      If Executive voluntarily terminates his employment with the Company for any reason after December 31, 2003 (or before such date, if with Good Reason), or the Company terminates Executive without Cause, then (i) the Company will be obligated to pay Executive's Base Salary through the Date of Termination; (ii) no Bonus shall be payable for the fiscal year in which the termination occurs (except as provided below); (iii) the Company shall pay Executive $10 million (the Consulting, Severance and Non-Competition Payment"), in monthly installments of $416,666.67 in cash or by check, over the next two years (the "Consulting Period")(subject to Executive's compliance with this Agreement, including Sections 8 and 9 as provided therein); (iv) the Company shall reimburse Executive for COBRA premiums for the period that the Company is required to offer COBRA coverage as a matter of law; (v) in connection with any termination without Cause by the Company, any options granted after the date hereof shall vest in full; and (vi) at the option of the Company, the Executive shall render consulting services to the Company as may be requested from time to time by the Chairman of the Board, not to exceed 20 hours per month. If the Company terminates employment under this Agreement without Cause during the last three months of the Company's fiscal year, Executive will be paid a pro rata bonus based upon the Company's performance for the fiscal year, payable at the time set forth in Exhibit A.

      B. Termination upon Death or Disability. If Executive's employment is terminated as a result of Executive's death or Disability, then the Company will be obligated to pay (i) Executive's then current Base Salary through the Date of Termination, (ii) a pro rated amount of Executive's Bonus for the year, payable at the time set forth in Exhibit A, and (iii) Executive's COBRA premiums for the period that the Company is required to offer COBRA coverage as a matter of law. In addition, upon such a termination, the Executive's options granted shall accelerate and become vested without further action and, to the extent permitted under the plan's governing documents, Executive shall have a period of one year from the Date of Termination to exercise such options. If Executive dies or becomes disabled during any period that the Company is obliged to make payments under Section 7(A), the Company shall make a lump sum payment to Executive (or his estate) of any unpaid amount within thirty (30) days of such death or disability.

      C. Voluntary Termination (Without Good Reason) before December 31, 2003 or Termination for Cause by the Company.

            (1) If the Executive resigns without Good Reason before December 31, 2003, or if the Company discharges Executive for Cause, then the Company will be obligated to pay Executive's Base Salary through the Date of Termination. No bonus shall be payable.

            (2) Upon voluntary termination (without Good Reason) by Executive before December 31, 2003, or a termination for Cause by the Company, the provisions of Section 8 (Restrictive Covenant) shall automatically become applicable for the two-year period set forth therein, without any further payment due Executive. Executive acknowledges and agrees that the compensation herein is adequate consideration for such covenants.

      D. Definitions. For purposes of this Agreement:

            (1) "CAUSE" and "GOOD REASON" shall have the meanings ascribed to them in the Amended and Restated Change of Control Agreement (the "Change of Control Agreement"), effective as of July 1, 2003,

            (2) "DATE OF TERMINATION" shall mean (i) if this Agreement is terminated as a result of Executive's death, the date of Executive's death, (ii) if this Agreement is terminated by Executive, the date on which he notifies the Company in writing, (iii) if this Agreement is terminated by the Company for Disability, the date a notice of termination is given, (iv) if this Agreement is terminated by the Company for Cause, the date a notice of termination is given to Executive by the Company, or
      (v) if this Agreement is terminated by the Company without Cause, the date notice of termination is given to Executive by the Company, and

            (3) "DISABILITY" shall mean a disability that results in Executive being medically unable to fulfill his duties under this Agreement for six consecutive months.

      E. Procedures for Notices of Termination. The procedures set forth in
Section 10 (a), (b) and (d) of the Change of Control Agreement shall apply under this Agreement in connection with a notice of termination as to the kind of termination events described in those subsections.

      8. RESTRICTIVE COVENANT. In consideration of Executive's employment, but subject to Section 7, Executive agrees to the following:

      A. During the Restriction Period (as defined below), Executive will not, directly or indirectly, either as an executive, partner, owner, lender, director, adviser or consultant or in any other capacity or through any entity:

            (1) engage in any production homebuilding or home sales or within 100 miles of any Company project, provided, that, for purposes of this
      Section 8(a)(1), Executive (a) may own stock in the Company and less than 1% of any other publicly traded homebuilder, and (b) may engage in custom homebuilding (up to 5 homes annually for third parties and 2 for family members), land banking or lot or land development; provided, however, that Executive may not directly or indirectly engage in the sale of finished lots within the restricted areas described above, unless at least 10 business days prior to any offer to a third party, the lots are offered to the Company, and if the Company (or its nominee) determines to purchase the property, the applicable selling party negotiates a sale in good faith. If no such sale is then consummated, then the applicable selling party may pursue a sale with a third party. If the terms of such third-party sale are materially different than the offer made to the Company, the Company (or its nominee) will have the right of first refusal to purchase the lots within three business days of notice of the proposed sale to such a third party. This notice must contain the specific terms and conditions thereof and the proposed buyer. If the Company (or a nominee) does not respond to the right of first offer within 10 days or the right of first refusal within three days, the Company will be deemed to have waived the applicable right. The Company or nominee can substitute cash for any non-cash consideration (at the fair market value thereof). This right will arise again if the third party offer is materially modified or amended.

            (2) hire any person who is, or within the six month period preceding the date of such activity was, an employee of or consultant to the Company (other than as a result of a general solicitation for employment); or

            (3) solicit any customer or supplier of the Company (including lot developers and land bankers) for a production homebuilding business or otherwise attempt to induce any such customer or supplier to discontinue or materially modify its relationship with the Company. During the Restriction Period, Executive may utilize the services of Company suppliers for business operations permitted under Section 8a(1), i.e., custom homebuilding, land banking and land or lot development, so long as these activities do not disrupt or adversely affect the Company's relationships with such suppliers.

      B. The provisions of this Section 8 shall begin as of the date hereof, will survive the termination of this agreement under Section 7 and will expire two years from the Date of Termination, provided that, to the extent required, the notices under Section 7 are given and the payments made as provided therein (the "RESTRICTION PERIOD").

      C. Executive represents to the Company that he is willing and able to engage in businesses that are not competing businesses hereunder and that enforcement of the restrictions set forth in this Section 8 would not be unduly burdensome to Executive. Executive hereby agrees that the period of time provided for in this Section 8 and other provisions and restrictions set forth herein are reasonable and necessary to protect the Company and its successors and assigns in the use and employment of the goodwill of the business conducted by Executive. Executive agrees that, if Executive in any non-immaterial respect violates the terms of this Section 8(A) or Section 9, the Company shall not be obliged to pay any remaining Consulting, Severance, and Non-Competition Payments, provided that the Company must first provide Executive with written notice of such violation and the opportunity to provide within thirty (30) days any information showing that he has not in any non-immaterial respect breached such Agreement. During any notice period or any dispute regarding the violation of the terms of this Section 8 or Section 9, the Company will place such payments in an interest bearing escrow account at Bank of America, Phoenix, or its successor. Executive further agrees that damages cannot compensate the Company in the event of a violation of this Section 8 and that, if such violation should occur, injunctive relief shall be essential for the protection of the Company and its successors and assigns. Accordingly, Executive hereby covenants and agrees that, in the event any of the provisions of this Section 8 shall be violated or breached, the Company shall be entitled to obtain injunctive relief against the party or parties violating such covenants without bond but upon due notice, in addition to such further or other relief as may be available at equity or law. An injunction by the Company shall not be considered an election of remedies or a waiver of any right to assert any other remedies which the Company has at law or in equity. No waiver of any breach or violation hereof shall be implied from forbearance or failure by the Company to take action thereof. The prevailing party in any litigation, arbitration or similar dispute resolution proceeding to enforce this provision will recover any and all reasonable costs and expenses, including attorneys' fees.

      D. Executive agrees that the period of time in which this Section 8 is in effect shall be extended for a period equal to the duration of any breach of this Section 8 by Executive.

      E. For purposes of Sections 8 and 9, the term "COMPANY" includes Meritage Corporation and its subsidiaries and affiliates. For purposes hereunder, an affiliate shall be deemed to be any corporation or other business entity in which the Company or its subsidiaries owns a controlling interest.

      9. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

      A. It is understood that in the course of Executive's employment with Company, Executive will become acquainted with Company Confidential Information (as defined below). Executive recognizes that Company Confidential Information has been developed or acquired at great expense, is proprietary to the Company, and is and shall remain the exclusive property of the Company. Accordingly, Executive agrees that he will not, disclose to others, copy, make any use of, or remove from Company's premises any Company Confidential Information, except as Executive's duties may specifically require, without the express written consent of the Company, during Executive's employment with the Company and thereafter until such time as Company Confidential Information becomes generally known, or readily ascertainable by proper means by persons unrelated to the Company.

      B. Upon any termination of employment, Executive shall promptly deliver to the Company the originals and all copies of any and all materials, documents, notes, manuals, or lists containing or embodying Company Confidential Information, or relating directly or indirectly to the business of the Company, in the possession or control of Executive.

      C. Executive hereby agrees that the period of time provided for in this
Section 9 and other provisions and restrictions set forth herein are reasonable and necessary to protect the Company and its successors and assigns in the use and employment of the goodwill of the business conducted by Executive. Executive further agrees that damages cannot compensate the Company in the event of a violation of this Section 9 and that, if such violation should occur, injunctive relief shall be essential for the protection of the Company and its successors and assigns. Accordingly, Executive hereby covenants and agrees that, in the event any of the provisions of this Section 9 shall be violated or breached, the Company shall be entitled to obtain injunctive relief against the party or parties violating such covenants, without bond but upon due notice, in addition to such further or other relief as may be available at equity or law. Obtainment of such an injunction by the Company shall not be considered an election of remedies or a waiver of any right to assert any other remedies which the Company has at law or in equity. No waiver of any breach or violation hereof shall be implied from forbearance or failure by the Company to take action thereof. The prevailing party in any litigation, arbitration or similar dispute resolution proceeding to enforce this provision will recover any and all reasonable costs and expenses, including attorneys' fees.

      D. "COMPANY CONFIDENTIAL INFORMATION" shall mean confidential, proprietary information or trade secrets of Company and its subsidiaries and affiliates including without limitation the following: (1) customer lists and customer information as compiled by Company; (2) Company's internal practices and procedures; (3) Company's financial condition and financial results of operation; (4) supply of materials information, including sources and costs, designs, information on land and lot inventories, and current and prospective projects; (5) strategic planning, manufacturing, engineering, purchasing, finance, marketing, promotion, distribution, and selling activities; (6) all other information which Executive has a reasonable basis to consider confidential or which is treated by Company as confidential; and (7) all information having independent economic value to Company that is not generally known to, and not readily ascertainable by proper means by, persons who can obtain economic value from its disclosure or use. Notwithstanding the foregoing provisions, the following shall not be considered "Company Confidential Information": (i) the general skills of the Executive as an experienced real estate and homebuilding entrepreneur and senior management level employee; (ii) information generally known by senior management executives within the homebuilding and/or land development industry; (iii) persons, entities, contacts or relationships of Executive that are also generally known in the industry; and
(iv) information which becomes available on a non-confidential basis from a source other than Executive which source is not prohibited from disclosing such confidential information by legal, contractual or other obligation.

      10. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable law, then such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification will make the provision legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

      11. ASSIGNMENT BY COMPANY. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings hereunder. Upon such consolidation, merger or transfer of assets and assumption, the term "Company" as used herein shall mean such other corporation or entity, as appropriate, and this Agreement shall continue in full force and effect.

      12. ENTIRE AGREEMENT. This Agreement, the Change of Control Agreement with Executive, and any agreements concerning stock options or other benefits, embody the complete agreement of the parties hereto with respect to the subject matter hereof and supersede any prior written, or prior or contemporaneous oral, understandings or agreements between the parties that may have related in any way to the subject matter hereof. This Agreement may be amended only in writing executed by the Company and Executive. Notwithstanding the foregoing, nothing in this Agreement is intended to affect any previous agreements pertaining to the grant of options to the Executive, including without limitation, provisions in Executive's prior Change of Control Agreement, providing for acceleration upon a change-in-control.

      13. GOVERNING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the State of ___________.

      14. NOTICE. Any notice required or permitted under this Agreement must be in writing and will be deemed to have been given when delivered personally or by overnight courier service or three days after being sent by mail, postage prepaid, at the address indicated below or to such changed address as such person may subsequently give such notice of:

            if to Parent or Company:      Meritage Corporation
                                          8501 E. Princess Drive, Suite 290
                                          Scottsdale, Arizona 85255
                                          Attention: Chief Financial Officer

            with a copy to:               Snell & Wilmer L.L.P.
                                          One Arizona Center
                                          400 E. Van Buren Street
                                          Phoenix, Arizona 85004-0001
                                          Phone: (602) 382-6252
                                          Fax:  (602) 382-6070
                                          Attn:  Steven D. Pidgeon, Esq.

            if to Executive:
                                          ---------------------------------

                                          ---------------------------------

                                          ---------------------------------

                                          Phone:
                                                 --------------------------
                                          Fax:
                                               ----------------------------
            with a copy to:
                                          ---------------------------------

                                          ---------------------------------

                                          ---------------------------------

                                          Phone:
                                                 --------------------------
                                          Fax:
                                               ----------------------------

      15. ARBITRATION. Any dispute, controversy, or claim, whether contractual or non-contractual, between the parties hereto arising directly or indirectly out of or connected with this Agreement, relating to the breach or alleged breach of any representation, warranty, agreement, or covenant under this Agreement, unless mutually settled by the parties hereto, shall be resolved by binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (the "AAA"). Any arbitration shall be conducted by arbitrators approved by the AAA and mutually acceptable to Company and Executive. All such disputes, controversies, or claims shall be conducted by a single arbitrator, unless the dispute involves more than $50,000 in the aggregate in which case the arbitration shall be conducted by a panel of three arbitrators. If the parties hereto are unable to agree on the arbitrator(s), then the AAA shall select the arbitrator(s). The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitrator(s) shall award damages to the prevailing party. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in _____________________________. The arbitrator(s) shall award reasonable attorneys' fees and costs to the prevailing party.

      16. WITHHOLDING; RELEASE; NO DUPLICATION OF BENEFITS. All of Executive's compensation under this Agreement will be subject to deduction and withholding authorized or required by applicable law. The Company's obligation to make any post-termination payments hereunder (other than salary payments and expense reimbursements through a date of termination), shall be subject to receipt by the Company from Executive of a mutually agreeable release, and compliance by Executive with the covenants set forth in Sections 8 and 9 hereof. If there is any conflict between the provisions of the Change of Control Agreement and this Agreement, such conflict shall be resolved so as to provide the greater benefit to Executive. However, in order to avoid duplication of any monetary benefits, any payments or benefits due under Executive's Change of Control Agreement, will be reduced by any payments or benefits provided hereunder. Any payment required under the Change of Control Agreement to be paid in a lump sum, as set forth in the Change of Control Agreement, shall be so paid, and the remainder, if any, due under this Agreement will be paid in equal monthly installments over the Consulting Period, except that in no event shall the payment of the Consulting, Non-Competition and Severance payment be accelerated.

      17. SUCCESSORS AND ASSIGNS. This Agreement is solely for the benefit of the parties and their respective successors, assigns, heirs and legatees. Nothing herein shall be construed to provide any right to any other entity or individual.

      18. RELATED PARTY TRANSACTIONS. Executive may not engage in any related party transactions with the Company unless approved in the specific instance by the Audit Committee of the Board of Directors of Meritage Corporation.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                    MERITAGE CORPORATION, a Maryland
                                    corporation

                                    By:
                                        --------------------------------------
                                    Name:
                                          ------------------------------------
                                    Title:
                                           -----------------------------------


                                    EXECUTIVE:  ______________________

                                    EXHIBIT A

                         INCENTIVE COMPENSATION SCHEDULE

                             CEO BONUS COMPENSATION

BASE SALARY      $500,000 (effective July 1, 2002); $850,000 (effective
                 July 1, 2003); $925,000 (effective January 1, 2005)

PART I - BONUS

2003         -      For 2003, as provided in the plan previously approved.

2004/05      -      For 2004 and 2005 and any Renewal Term, Executive shall be entitled to a bonus equal to 1.65% of the EBITDA if Company's ROA and ROE are each in the top 1/2 of public homebuilders having revenues of $500 million or more per year, based upon revenues for the preceding year.

PART II - PAYMENT

The bonus shall be paid within a reasonable time after year-end, but, in any event, no later than 10 days after ROE and ROA information on public homebuilders becomes available. Co-CEOs do not have to wait until the Form 10-K is filed with the SEC.

                                    EXHIBIT B

                               SPECIFIED BENEFITS

1. Payments (including a tax gross up) annually for Executive to purchase life insurance in the amount of $5,000,000.

2. Payments (including a tax gross up) annually for Executive to purchase disability insurance providing for monthly payments of an estimated $20,000 per month.

3. Executive Supplemental Savings Plan enabling deferred compensation in excess of 401(k) limitations.

4. Supplemental Retirement Benefits Program to provide the Executive retirement payments equal to 60% of his final five years average base salary beginning at age 65 and continuing through death.

5. Use of Company's plane for up to 1/2 of a 1/16 fractional ownership (but not to exceed 28.75 hours) for personal use for Executive and his family upon payment by Executive of the equivalent of lowest available coach fare for each person traveling.

6.    Use of Company car (same as current policy.)